Securities and Exchange Commission
                                           Washington D.C. 20549

                                                Form 8-K
                                             Current Report
                                     Pursuant to section 13 or 15 (d) of
                                     The Securities Exchange Act of 1934

Date of Report ( Date of earliest event report) July 21, 2000

                                          Nicole Industries, Inc.

                        (Exact name of registrant as specified in its charter)

                                          Nevada


                            (State or other jurisdiction of incorporation)

       000-27079                                              68-0422343
(Commission file number)                    (IR Employer Identification no.)

83-888 Ave. 51  Coachella, CA                             92236
(Address of principal executive offices)               (Zip code)

Registrant's telephone  number,  including area code:    (760) 398-9700

Item 1.    Agreement and Plan of Reorganization.

On July 21, 2000 the company agreed to issue 93,000,000 shares of its common stock to Aluka USA, a Delaware corporation, against the delivery of 31,627,075 of Aluminum Korea Co. Ltd., a corporation organized under the laws of Korea "Aluko Korea". The shares of common stock of Aluka Korea owned by the company represents 50.01% of the issued and outstanding voting stock of Aluka Korea. As a result of the company's stock issuance, Aluka USA will own 93% of the outstanding stock of the company.

Aluka Korea was founded in 1986 and is the largest manufacturer in Korea of etched and formed aluminum foils in electrolytic capacitors. Etched and formed aluminum foil is an essential raw material for electrolytic capacitors.

On July 21, 2000, and in connection with the company's issuance of the shares of common stock to Aluka USA, Dempsey K. Mork and Randall A. Baker, the two existing officers and directors appointed the successor officers and directors and then resigned. The newly appointed directors are Ju Young Park and Min-Kyung Park.

Mr. Ju Young Park is the President and Chief Executive Officer of the company. Mr. Park is a founder and the President of Aluka Korea. He received his Bachelor of Science degree in mechanical engineering from Hanyang University in South Korea. Prior to founding Aluka Korea, Mr. Park worked for seventeen years with Daewo Electronics Corporation. Prior to leaving Daewo Electronics, Mr. Park was General Manager in charge of its Research and Development.

Ms. Min-Kyung Park is the Chief Financial Officer and Secretary of the company. She joined Aluka Korea in 1999. She graduated from Iwho Women's University in Korea and studied at Oregon State University.










                                                         Signatures


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Date: August 3, 2000
                                                     Nicole Industries, Inc.


                                                     By:/s/ J.Y. Park

                                                     Ju Young Park, President